Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-158704 , 333-144247 and 333-175104) of LifeVantage Corporation and subsidiary (the Company) of our report dated September 28, 2011 with respect to the consolidated balance sheets of the Company as of June 30, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ deficit and comprehensive income and cash flows for the years ended June 30, 2011 and 2010, which report appears in the June 30, 2011 annual report on Form 10-K of LifeVantage Corporation.

/s/ Ehrhardt Keefe Steiner & Hottman PC

September 28, 2011

Denver, Colorado